UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

SOLAR ENERGY INITIATIVES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-148155	20-5241121
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

818 A1A North
Suite 201
Ponte Vedra Beach, Florida 32082
(Address of principal executive offices)

(904) 280-2669
 (Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, NY 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement
Item 2.01                      Completion of Acquisition or Disposition of Assets

On February 15, 2011, Solar Energy Initiatives, Inc. (the “Company”) entered into and closed an Asset Purchase Agreement (the “APA”) with Solar Park Initiatives, Inc. (“SPI”) pursuant to which the Company sold to SPI certain assets relating to the Solar EOS program including course and instructional materials, vendor contract information, funding information for state programs and a rental agreement in Kingtree, South Carolina (collectively, the “SPI Assets”).  Further, SPI has agreed to pay the Company 10% of the adjusted gross profit derived from the operation of the education program for a period of three years ending February 14, 2014.

In consideration for the purchase and sale of the SPI Assets, SPI assumed a liability in the amount of approximately $25,000, made a cash payment of $10,000 at closing and issued the Company a Promissory Note in the principal amount of $165,244 with 7.5% interest that is payable over a period of 36 months payable in three equal installments annually.

The Company owns approximately 22% of the issued and outstanding shares of common stock of SPI.  Everett Airington and Pierre Besuchet, two directors of the Company, also serve as directors of SPI.  Messrs Airington and Besuchet recused themselves from voting on this matter.  The consideration paid by SPI to the Company was determined through an arms-length negotiation between the Company and SPI and approved by all non-conflicted directors of each of the parties.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits

Exhibit No.	Description of Exhibit

4.1	Promissory Note dated February 15, 2011 issued by Solar Park Initiatives, Inc. to Solar Energy Initiatives, Inc.

10.1	Asset Purchase Agreement dated February 15, 2011, by and among Solar Energy Initiatives, Inc. and Solar Park Initiatives, Inc.

10.2	Royalty Agreement between Solar Park Initiatives, Inc. and Solar Energy Initiatives, Inc. dated February 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR ENERGY INITIATIVES, INC.

Date: February 17, 2011	By:	/s/ David Fann
David Fann
Chief Executive Officer